Armstrong World Industries Reports Second Quarter 2011 Results

Highlights for the Second Quarter of 2011

·	Adjusted EBITDA of $109 million, up 24% over the 2010 period

·	Operating Income of $72.7 million, up 37.4% over the 2010 period

·	Cost reduction program exceeding targeted savings

·	Macro economic climate remains challenging

LANCASTER, Pa., August 1, 2011 /PRNewswire via COMTEX/ --Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors, ceilings, and cabinets, today reported second quarter 2011 results.

Second Quarter Results

(Amounts in millions except per share data)	Three Months Ended June 30,
	2011	2010	Change
Net sales	$ 748.6	$ 724.8	3.3%
Operating income	72.7	52.9	37.4%
Net income	37.9	26.8	41.4%
Diluted earnings per share	$ 0.64	$ 0.46	39.1%

Consolidated net sales increased approximately $24 million or 3% compared to the prior year period.  Excluding a $24 million favorable foreign exchange impact for the quarter, sales were relatively flat compared to the prior year period.  On a consolidated level, price and mix were able to offset broad volume declines in all businesses and geographies, except in the Wood business and in Asia where volume grew.  Volume declines in the European flooring markets reflect the exit from the residential flooring business in fourth quarter of 2010, and the simplification of our country and product offerings in Europe.  Excluding the impact of these actions, volumes in European flooring showed slight improvement.

Operating income and net income both increased due to the cost reduction actions initiated in 2010, which resulted in lower manufacturing costs and core SG&A expenses when compared to the same period last year.  Input cost inflation increased $15 million versus second quarter 2010, primarily driven a broad array of input items including PVC, plasticizers and Titanium Dioxide.

“I am pleased to announce that, on an adjusted basis, EBITDA was up 24% from Q2 2010 levels, on relatively flat sales,” said Matt Espe, President and CEO.  “Volumes were down in most of our business reflecting the cautionary economic environment in which we continue to operate.  We were, however, able to achieve increased profitability through the continued execution of our cost savings plans, pricing ability, mix gains from new products and leverage of LEAN investments.”

Additional (non-GAAP) Financial Metrics*

(Amounts in millions except per share data)	Three Months Ended June 30,
	2011	2010	Change
Adjusted operating income	$ 82	$ 60	37%
Adjusted net income	41	33	24%
Adjusted diluted earnings per share	$ 0.70	$ 0.55	27%
Free cash flow	$ 50	$ 89	($39)

(Amounts in millions except per share data)	Three Months Ended June 30,
	2011	2010	Change
Adjusted EBITDA
Building Products	$ 74	$ 68	9%
Resilient Flooring	25	20	25%
Wood Flooring	16	4	Favorable
Cabinets	1	-	Favorable
Unallocated Corporate	(7)	(4)	(75)%
Consolidated Adjusted EBITDA	$109	$ 88	24%

*The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income and adjusted EBITDA exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release.

Improvements in adjusted operating income and EBITDA were driven by reductions in manufacturing costs, coupled with the impact of better pricing and reductions in SG&A expenses, which were partially offset by increased input costs.  The reduction in free cash flow was primarily due to a smaller decrease in working capital than in the second quarter of 2010, higher capital expenditures, and higher interest expense.

Second Quarter Segment Highlights

Building Products

	Three Months Ended June 30,
	2011	2010	Change
Total segment net sales	$ 305.0	$ 284.4	7.2%
Operating income	$ 57.1	$ 53.0	7.7%

The increase in net sales was driven by favorable foreign exchange of approximately $12 million and better price and mix, which were partially offset by lower volumes in the Americas and Western Europe.  Operating income increased as price offset inflation and improvements in mix and reduced manufacturing costs were offset slightly by lower volumes.

Resilient Flooring

	Three Months Ended June 30,
	2011	2010	Change
Total segment net sales	$ 274.7	$ 276.0	(0.5)%
Operating income	$ 11.3	$ 10.0	13.0%

Net sales decreased slightly as favorable foreign exchange of approximately $11 million and improved product mix and price were more than offset by volume declines in the Americas and Europe.  Net sales declines in the European markets for both periods reflects the volume reductions related to the restructuring of our European flooring business which included the exit of the residential flooring business and simplifying our country and product offerings. Excluding the impact of these actions, volumes in the European markets showed slight improvement.

The increase in operating income was due to reduced manufacturing costs, improved price and reductions in SG&A expenses, which were partially offset by volume declines and raw material inflation.  Operating income for the 2011 period included $5.9 million of severance and restructuring related costs in Europe.  European operating income was impacted by a $2.1 million fixed asset impairment charge in the 2010 period.

Wood Flooring

	Three Months Ended June 30,		Change
	2011	2010
Total segment net sales	$ 133.6	$ 127.2	5.0%
Operating income	$ 13.4	$ 1.1	Favorable

Net sales increased in the second quarter as price, volume and mix were all positive contributors.  Operating income increased as a result of reduced manufacturing and SG&A costs and improved sales.

Cabinets
	Three Months Ended June 30,
	2011	2010	Change
Total segment net sales	$ 35.3	$ 37.2	(5.1)%
Operating income (loss)	$ 0.8	$ (0.4)	Favorable

Net sales decreased primarily due to less favorable product mix.  Operating income improved primarily due to reduced SG&A expenses, which were partially offset by unfavorable product mix.

Corporate

Unallocated corporate expense of $9.9 million decreased from $10.8 million in the prior year. The second quarter 2011 expense included a $6.2 million lower pension credit compared to 2010.  The second quarter 2010 expense included a $3.0 million impairment charge related to the termination of flight operations.

Year to Date Results

For the six months ended June 30, 2011, reported net sales were $1,433.8 million compared to $1,383.7 million in 2010. Excluding a $29 million favorable impact from exchange rates, net sales increased by 1.5% percent as volume declines were more than offset by price and mix.

Reported operating income for the first six months was $124.8 million compared to operating income of $66.3 million for the same period in 2010. Adjusted EBITDA of $202 million increased 40% compared to Adjusted EBITDA of $144 million in the prior year period. Significant reductions in manufacturing costs and SG&A expenses, coupled with price and mix gains more than offset the negative margin impact of inflation in input costs.

Free cash flow for the first six months of 2011 was $6 million compared to $59 million for 2010 primarily due changes in working capital, higher interest expense and increased capital expenditures in 2011.

Market Outlook and 2011 Guidance

Management’s macro economic outlook for 2011 is down slightly from the beginning of the year and the end of the first quarter.  Entering the year U.S. and Western European markets were expected to be relatively flat. Management projected new home starts in the U.S. to be around 600,000 and anticipated repair and remodel activity in North America to be flat to slightly down and commercial repair remodel activity slightly up.  “We now expect our residential and commercial end markets opportunity to be slightly lower as the domestic economic recovery appears to be delayed,” said Tom Mangas, Senior Vice President and CFO.  “We continue to expect emerging markets’ GDP to continue to grow in the high single digit range.”

Management is raising the low end of sales guidance driven by foreign exchange trends, and raising the lower end of EBITDA guidance by $10 million to $385 million.  Savings opportunities in excess of the previously announced $150 million initiative have been identified.  “We now expect to save approximately $165 million and have accelerated some savings initially expected in 2012 into 2011.  2011 savings are now expected to be approximately $90 million, up from $65 million incorporated in our previous guidance,” said Mangas.

(Amounts in millions)	2011 Estimate Range
Net sales	$ 2,900 to $ 3,000
Adjusted EBITDA	$385 to $415

For the third quarter of 2011, sales are expected to be between $780 and $830 million and Adjusted EBITDA to be in the range of $115 to $130 million.  Additional forward looking non-GAAP metrics are available on our web site at http://www.armstrong.com/ under the Investor Relations tab.

Earnings Webcast

Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company's Web site, www.armstrong.com. From the homepage, click "For Investors" to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company's Web site.

Uncertainties Affecting Forward-Looking Statements

Our disclosures in this presentation and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Those statements provide our future expectations or forecasts and can be identified by our use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," etc. in discussions of future operating or financial performance or the outcome of contingencies such as liabilities or legal proceedings. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future.  A more detailed discussion of the risks and uncertainties that may affect our ability to achieve the projected performance is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the SEC.  As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements.  We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company's performance can be found in its Form 10-Q that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2010, Armstrong's consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., at June 30, 2011 Armstrong operated 31 plants in seven countries and has approximately 9,300 employees worldwide. For more information, visit http://www.armstrong.com/.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS Armstrong World Industries, Inc., and Subsidiaries (amounts in millions, except for per-share amounts) (Unaudited)
	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$748.6	$724.8	$1,433.8	$1,383.7
Cost of goods sold	563.9	554.4	1,088.4	1,067.5
Selling, general and administrative expenses	122.2	131.8	242.3	275.3
Restructuring charges	2.4	-	7.3	-
Equity (earnings) from joint venture	(12.6)	(14.3)	(29.0)	(25.4)
Operating income	72.7	52.9	124.8	66.3

Interest expense	11.5	4.0	26.3	7.9
Other non-operating expense	0.8	0.3	1.1	0.3
Other non-operating (income)	(0.8)	(0.8)	(1.4)	(1.5)
Earnings before income taxes	61.2	49.4	98.8	59.6
Income tax expense	23.3	22.6	47.4	52.2
Net income	$37.9	$26.8	$51.4	$7.4

Net earnings per share of common stock:
Basic	$0.64	$0.47	$0.88	$0.13
Diluted	$0.64	$0.46	$0.87	$0.13

Average number of common shares outstanding:
Basic	58.3	57.6	58.2	57.6
Diluted	58.9	58.1	58.8	58.1

SEGMENT RESULTS Armstrong World Industries, Inc., and Subsidiaries (amounts in millions) (Unaudited)
	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Net sales	2011	2010	2011	2010
Building Products	$305.0	$284.4	$611.9	$552.3
Resilient Flooring	274.7	276.0	509.4	508.6
Wood Flooring	133.6	127.2	244.6	251.5
Cabinets	35.3	37.2	67.9	71.3
Total net sales	$748.6	$724.8	$1,433.8	$1,383.7

Operating income (loss)
Building Products	$57.1	$53.0	$118.6	$95.7
Resilient Flooring	11.3	10.0	10.0	4.8
Wood Flooring	13.4	1.1	16.9	(0.5)
Cabinets	0.8	(0.4)	-	(4.3)
Unallocated Corporate (expense)	(9.9)	(10.8)	(20.7)	(29.4)
Total Operating income	$72.7	$52.9	$124.8	$66.3

Selected Balance Sheet Information (amounts in millions)
	(Unaudited) June 30, 2011	December 31, 2010
Assets
Current assets	$ 1,147.6	$1,020.7
Property, plant and equipment, net	855.6	854.9
Other noncurrent assets	1,067.9	1,046.8
Total assets	$ 3,071.1	$2,922.4

Liabilities and shareholders’ equity
Current liabilities	$ 395.9	$ 382.9
Noncurrent liabilities	1,503.0	1,448.7
Equity	1,172.2	1,090.8
Total liabilities and shareholders’ equity	$ 3,071.1	$2,922.4

Selected Cash Flow Information (amounts in millions) (Unaudited)
	Six Months Ended June 30,
	2011	2010
Net income	$51.4	$7.4
Other adjustment to reconcile net income to net cash provided by operating activities	57.8	64.9
Changes in operating assets and liabilities, net	(77.1)	(16.1)
Net cash provided by operating activities	32.1	56.2
Net cash (used for) provided by investing activities	(22.7)	2.7
Net cash (used for) financing activities	(29.7)	(18.2)

Effect of exchange rate changes on cash and cash equivalents	9.1	(10.3)
Net (decrease) increase in cash and cash equivalents	(11.2)	30.4
Cash and cash equivalents, beginning of period	315.8	569.5
Cash and cash equivalents, end of period	$304.6	$599.9

Supplemental Reconciliations of GAAP to non-GAAP Results

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses.  The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$108.6	$88.3	$201.5	$143.7
D&A/Fx*	(26.4)	(28.5)	(52.9)	(56.7)
Operating Income, Adjusted	$82.2	$59.8	$148.6	$87.0
Cost reduction initiatives expenses	7.9	2.2	18.0	1.5
CEO transition costs	-	-	-	11.2
Restructuring	2.4	-	7.3	-
Fixed asset impairment	-	5.1	-	8.2
Foreign exchange impact	(0.8)	(0.4)	(1.5)	(0.2)
Operating Income, Reported	$72.7	$52.9	$124.8	$66.3

*Excludes accelerated depreciation associated with cost reduction initiatives reflected below.  Actual D&A as reported is; $29.9 million for the three months ended June 30, 2011, $28.1 million for the three months ended June 30, 2010, $61.8 million for the six months ended June 30, 2011, and $56.4 million for the six months ended June 30, 2010.

BUILDING PRODUCTS	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$73.8	$68.2	$155.0	$123.0
D&A/Fx	(13.0)	(13.2)	(26.1)	(26.1)
Operating Income, Adjusted	$60.8	$55.0	$128.9	$96.9
Cost reduction initiatives expenses	4.4	2.2	9.6	1.5
Restructuring	(0.2)	-	1.5	-
Foreign exchange impact	(0.5)	(0.2)	(0.8)	(0.3)
Operating Income, Reported	$57.1	$53.0	$118.6	$95.7

RESILIENT FLOORING	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$24.8	$19.9	$39.0	$22.5
D&A/Fx	(7.5)	(8.2)	(14.8)	(16.1)
Operating Income, Adjusted	$17.3	$11.7	$24.2	$6.4
Cost reduction initiatives expenses	3.7	-	9.5	-
Restructuring	2.2	-	5.4	-
Fixed Asset Impairment	-	2.1	-	2.1
Foreign exchange impact	0.1	(0.4)	(0.7)	(0.5)
Operating Income, Reported	$11.3	$10.0	$10.0	$4.8

WOOD FLOORING	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$15.4	$4.5	$21.2	$6.4
D&A/Fx	(2.6)	(3.1)	(5.3)	(6.2)
Operating Income, Adjusted	$12.8	$1.4	$15.9	$0.2
Cost reduction initiatives (income)	(0.2)	-	(0.5)	-
Restructuring	-	-	(0.2)	-
Foreign exchange impact	(0.4)	0.3	(0.3)	0.7
Operating Income (Loss), Reported	$13.4	$1.1	$16.9	$(0.5)

CABINETS	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$1.4	$-	$1.1	$(3.4)
D&A/Fx	(0.6)	(0.4)	(1.1)	(0.9)
Operating Income (Loss), Adjusted*	$0.8	$(0.4)	$-	$(4.3)
*No adjustments necessary to reconcile adjusted operating income to reported operating income (loss).

UNALLOCATED CORPORATE	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$(6.8)	$(4.3)	$(14.8)	$(4.8)
D&A/Fx	(2.7)	(3.6)	(5.6)	(7.4)
Operating (Loss), Adjusted	$(9.5)	$(7.9)	$(20.4)	$(12.2)
Cost reduction initiatives (income)	-	-	(0.5)	-
CEO transition costs	-	-	-	11.2
Restructuring	0.4	-	0.6	-
Fixed asset impairments	-	3.0	-	6.1
Foreign exchange impact	(0.1)	(0.1)	0.2	-
Operating (Loss), Reported	$(9.9)	$(10.8)	$(20.7)	$(29.4)

	Three Months Ended				Six Months Ended
CONSOLIDATED	June 30, 2011		June 30, 2010		June 30, 2011	June 30, 2010
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$ 108.6		$ 88.3		$ 201.5		$ 143.7

D&A as reported	(29.9)		(28.1)		(61.8)		(56.4)
Accelerated Deprecation/Fx	3.5		(0.4)		8.9		(0.3)
Operating Income, Adjusted	$ 82.2		$ 59.8		$ 148.6		$ 87.0
Other non-operating (expense)	(11.5)		(3.7)		(26.0)		(6.8)
Earnings Before Taxes, Adjusted	70.7		56.1		122.6		80.2

Adjusted tax (expense) @ 42%	(29.7)		(23.6)		(51.5)		(33.7)
Net Earnings, Adjusted	$ 41.0	$ 0.70	$ 32.5	$ 0.57	$ 71.1	$ 1.21	$ 46.5	$ 0.80

Pre-tax adjustment items	(9.5)		(6.9)		(23.8)		(20.7)
Reversal of adjusted tax @ 42%	29.7		23.6		51.5		33.7
Ordinary tax	(23.8)		(19.7)		(43.4)		(23.5)
Unbenefitted foreign losses	(3.1)		(2.9)		(7.9)		(7.0)
Tax adjustment items	3.6		0.2		3.9		-
Federal Medicare Subsidy Adjustment	-		-		-		(21.6)
Net Earnings, Reported	$ 37.9	$ 0.64	$ 26.8	$ 0.46	$ 51.4	$ 0.87	$ 7.4	$ 0.13

CASH FLOW	Three Months Ended June 30,		Six Months Ended June 30,
Free Cash Flow	2011	2010	2011	2010
Net Cash From Operations	$68	$84	$32	$56
Plus/(minus): Net Cash Used for Investing	(18)	5	(26)	3
Free Cash Flow	$50	$89	$6	$59